Lewis R. Landau (CA Bar No. 143391)
Attorney at Law
23564 Calabasas Road, Suite 104
Calabasas, California 91302
Voice and Fax: (888)822-4340

Attorney for Debtor and
Debtor in Possession

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA, LOS ANGELES DIVISION

In re CenterStaging Musical Productions, Inc., Debtor.
CASE NO.: 2:08-13019 VZ

Chapter 11

ORDER AUTHORIZING SALE OF SUBSTANTIALLY ALL OF DEBTOR’S ASSETS TO MIX ENTERTAINMENT HOLDINGS, LLC FREE AND CLEAR OF LIENS, CLAIMS AND INTERESTS; AND ASSUMPTION AND ASSIGNMENT TO MIX ENTERTAINMENT HOLDINGS, LLC OF CERTAIN EXECUTORY CONTRACTS

Date:	November 13, 2008
Time:	10:00 a.m.
Crtrm:	1368; Judge Zurzolo
U.S. Bankruptcy Court 255 East Temple Street Los Angeles, CA 90012

The Motion For Order Authorizing Sale Of Substantially All Property Of The Estate Free And Clear Of Liens, Claims And Encumbrances And Authorizing Rejection Of Unassumed Contracts (the “Sale Motion”) filed by CenterStaging Musical Productions, Inc. (“Debtor”), the chapter 11 debtor and debtor in possession herein, was brought on for hearing on November 13, 2008, pursuant to a Court order dated October 21, 2008. Appearances at the hearings are set forth on the record. The Sale Motion seeks authorization for Debtor’s entry into and consummation of (i) that certain Asset Purchase Agreement between Debtor and Point.360, a California
Corporation (the “Point.360 APA”), or alternatively if overbid by a winning Qualified Bidder (ii) the Asset Purchase Agreement presented by such Qualified Bidder. Mix Entertainment Holdings, LLC (“Mix Entertainment”) (hereinafter, Mix Entertainment shall refer to Mix Entertainment or its assignee under the Mix Entertainment APA if Mix Entertainment elects to form an entity and assign its rights under the Mix Entertainment APA) is the winning bidder, and this Sale Motion seeks authority for Debtor to enter into and consummate that certain Asset Purchase Agreement agreed to by Debtor and Mix Entertainment, a complete and final copy of which, executed by Mix Entertainment, is being filed concurrently herewith (the “Mix Entertainment APA”). Having considered the Sale Motion and all papers filed in conjunction therewith, the written opposition filed by Pacific Western Bank and Crescent International, Ltd., the written objections filed by the Official Committee of Unsecured Creditors (the “Committee”), Debtor’s Omnibus Reply In Support Of Motion To Approve Sale Of Assets And Rejection Of Unassumed Leases, the Declaration of Raymond Gaston, the Mix Entertainment APA, and evidence adduced and arguments of counsel at the hearing:

THE COURT HEREBY FINDS that:
A. The Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334.
B. The Debtor has established sound business justification for the proposed sale. Point.360 was the stalking horse bidder in connection with the sale. Mix Entertainment is a “Qualified Bidder” and is the winning bidder based on its overbid. As the Court has previously approved a break-up fee in the amount of $150,000 (the “Break-up Fee”) to be paid to Point.360 in the event Point.360 was not the successful bidder at the Sale Hearing, Point.360 is entitled to receive the Break-up Fee upon and subject to the Closing (as defined in the Mix Entertainment APA). A prompt Closing is in the best interest of Debtor, its estate and creditors.
C. The Mix Entertainment APA was negotiated and entered into by the parties thereto in good faith, from arm’s length bargaining positions. Mix Entertainment is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code.
D. The Consideration (as defined in the Mix Entertainment APA) is a fair and reasonable price for the Purchased Assets (as defined in the Mix Entertainment APA).

E. Mix Entertainment is not deemed to be a successor to Debtor, to have, de facto or otherwise, merged with or into Debtor or to be a mere continuation of Debtor.
F. All creditors, parties in interest and parties to any executory contract, unexpired lease or right of entry have been given adequate notice of this Sale Motion and the hearings thereon.
G. All cure amounts are final and binding upon the applicable counterparty.
Now, therefore, IT IS HEREBY ORDERED, that:
1. The Sale Motion is hereby granted.
2. All objections to the Sale Motion that have not been withdrawn or overruled at the hearing, as reflected on the record, are hereby overruled.
3. Debtor is authorized to enter into and consummate the transactions contemplated by the Mix Entertainment APA, the various documents that are contemplated by the Mix Entertainment APA, including documents in the forms attached as exhibits to the Mix Entertainment APA, and all other agreements and documents that may be reasonably necessary or desirable to implement the transactions contemplated by the Mix Entertainment APA, and to take all other actions reasonably necessary or desirable to implement the transactions contemplated by the Mix Entertainment APA.
4. On the Closing Date (as defined in the Mix Entertainment APA), which shall be no later than December 31, 2008 unless Debtor, Mix Entertainment, the Committee and all Secured Creditors agree otherwise in writing, the Purchased Assets (as defined in the Mix Entertainment APA), shall be sold, transferred and assigned by the Debtor, acting on behalf of the Debtor’s estate, to Mix Entertainment, free and clear of all claims, liens and interests of every kind and nature whatsoever except the “Assumed Liabilities,” such sale, transfer and assignment being subject to the terms of the Mix Entertainment APA and the other paragraphs of this Order and pursuant to 11 U.S.C. §§ 105(a) and each of 11 U.S.C. §363(f)(2) and 11 U.S.C. §363(f)(3).
5. Pursuant to each of 11 U.S.C. § 363(f)(2) and 11 U.S.C. §362(f)(3), any and all liens on the Purchased Assets shall be transferred from the Purchased Assets and shall attach instead to the proceeds of the sale of the Purchased Assets with only the same validity, extent, priority and enforceability, and subject to any avoidability, as shall have been the case immediately prior to Closing (as defined in the Mix Entertainment APA). Without limiting the preceding, any liens on any portion, and not the entirety, of the Purchased Assets immediately prior to the Closing shall only be transferred to the portion of the proceeds attributable to such specific portion of the Purchased Assets.

6.  Except for the assumption of the Assumed Liabilities by Mix Entertainment as expressly provided in the Mix Entertainment APA, and also except for any amendment to this Order agreed by Mix Entertainment after Closing (which amendment would also be subject to agreement by the Debtor, the Committee and all Secured Creditors), Mix Entertainment shall have no liability or obligation to pay any obligations, liabilities, indebtedness, duties, responsibilities, or commitments of Debtor of any nature whatsoever, whether known or unknown, absolute or contingent, due or to become due (though this sentence does not alter the obligations of Mix Entertainment pursuant to sections 10.10 and 10.11 of the Mix Entertainment APA, as modified by paragraph 21 of this Order, nor does it alter the terms concerning the treatment of Personal Property Leases (as defined in the Mix Entertainment APA) as set forth in paragraph 12 of this Order). Mix Entertainment shall not have any liability or obligation for or with respect to or arising out of any “Non-Assumed Liability” as defined in the Mix Entertainment APA. Without limiting the generality of the foregoing, no creditor of the Debtor shall commence a successor liability action against Mix Entertainment as a result of the sale of the Purchased Assets pursuant hereto.
7. Except for the obligees of Assumed Liabilities, all entities holding claims or liens against or interests in Debtor or the Purchased Assets are hereby forever barred and enjoined from asserting such claims or liens against Mix Entertainment, its affiliates, successors or assigns, or the Purchased Assets.
8. This Order is and shall be (a) effective as a determination that, effective upon the Closing Date, all claims, liens and interests existing as to the Purchased Assets, other than the Assumed Liabilities, have been unconditionally expunged, discharged and terminated as against the Purchased Assets, and that the sale, transfer and assignment of the Purchased Assets has been effected, and (b) as of the Closing Date, binding upon, and govern the acts of, all entities, including, without limitation, all filing or recording agents, filing or recording officers, title agents, title companies, recorders or registrars of mortgages, deeds, copyrights, trademarks, patents or other intellectual property, administrative agencies, governmental departments and officials, and all other entities that may be required by operation of law, the duties of office or contract, to accept, file, register or otherwise record documents or instruments or who may be required to report or insure title or interests in and to the Purchased Assets.

9. All entities that are in possession of any portion of the Purchased Assets are hereby directed to surrender possession of such Purchased Assets to Mix Entertainment or its designee, as of the Closing Date.
10. Any entity that has asserted a lien on the Purchased Assets shall, after the Closing Date, reasonably cooperate with Mix Entertainment to cause the lien to be expunged from public records and, to that end, shall execute and deliver to Mix Entertainment, upon the reasonable request of Mix Entertainment, any instruments, applications, consents or other documents that may be required for the purpose of expunging such lien from public records. Without limiting the generality of the foregoing, with respect to any Uniform Commercial Code financing statements, Mix Entertainment is authorized to act, as attorney in fact, on behalf of Debtor and any entity asserting a lien to (a) request termination statements or other appropriate amendments from the secured party and (b) to file a termination statement or other appropriate amendment with respect to the financing statement of any secured party that does not timely respond to a request for termination or other appropriate amendment of its financing statement.
11. Debtor and each creditor of Debtor that has set forth in a public record a claim against or interest in the Purchased Assets (other than with respect to the Assumed Liabilities) shall, after the Closing Date, cooperate with Mix Entertainment to cause such claim or interest to be expunged from public records and, to that end, shall execute and deliver to Mix Entertainment, upon the reasonable request of Mix Entertainment, any instruments, applications, consents or other documents that may be required for the purpose of expunging such claim or interest from public records.

12. Debtor is hereby authorized to (a) assign to Mix Entertainment the contracts described on Schedule 2.1(d) to the Mix Entertainment APA (the “Assumed Contracts”) and, with respect to the Assumed Contracts that constitute executory contracts, to assume and assign to Mix Entertainment such contracts pursuant to 11 U.S.C. § 365(a) and (f); (b) assign to Mix Entertainment the Personal Property Leases described on Schedule 2.1(c) to the Mix Entertainment APA and, to the extent executory, to assume and assign to Mix Entertainment such Personal Property Leases pursuant to 11 U.S.C. § 365(a) and (f), on the condition that Mix Entertainment shall be, and shall only be, obligated to pay all Liabilities (as defined in the Mix Entertainment APA) of Debtor under the Personal Property Leases up to $1,300,000, provided that it is understood and agreed that (1) such payment shall not be deducted from or otherwise reduce the Consideration or any other benefit to the Debtor or its estate under the Mix Entertainment APA or any other term of this Order and (2) the Debtor shall not be required to pay any Liability as of the Closing Date under any Personal Property Lease (and if the $1.3 million amount referenced above is insufficient to pay any such Liability and Mix Entertainment does not elect to pay more than $1.3 million, then such Personal Property Lease shall not be assumed or assigned); and (c) subject to the terms of Section 2.1(f), 10.10 and 10.11 of the Mix Entertainment APA, assume and assign to Mix Entertainment the leases described on Schedule 2.1(f) to the Mix Entertainment APA (the “Assumed Leases”) pursuant to 11 U.S.C. § 365(a) and (f); provided, however, that Debtor shall not be obligated or permitted to assume or assign any Personal Property Lease if Mix Entertainment elects not to have such Personal Property Lease assigned to it on the Closing Date.
13. All nondebtor parties to the Assumed Contracts are forever barred and enjoined from contesting the assignability of their contracts or seeking from Mix Entertainment, or from the Debtor or its estate, any payment under such contract on the ground that it is necessary to cure a default existing on or before the Closing Date (an “Existing Default”) or to compensate the nondebtor party for pecuniary loss on account of such Existing Default. The nondebtor parties to the Assumed Contracts are hereby required, after the Closing Date, to honor and accept the assignment of the Assumed Contracts to Mix Entertainment.

14. The failure to incorporate by reference into this Order any particular provisions of the Mix Entertainment APA shall not diminish the efficacy of such provisions, it being the intent of the Court that the Mix Entertainment APA and the transactions contemplated thereby be approved in their entirety.
15. The Mix Entertainment APA and any related agreements, documents or instruments may be modified, amended or supplemented by the parties thereto without further order of this Court, provided that such modification, amendment or supplement is not material and is acceptable to the Mix Entertainment, the Debtor, the Committee and Secured Creditors.
16. This Court shall retain jurisdiction (a) to enforce, or resolve disputes, controversies or claims arising out of or relating to, the terms and provisions of the Mix Entertainment APA and all amendments, modifications and supplements to the Mix Entertainment APA, and each agreement executed in connection therewith, including but not limited to matters relating to title to the Purchased Assets and claims against the Purchased Assets which arose or were based on facts or occurrences prior to the Closing, (b) to compel delivery of the Purchased Assets to Mix Entertainment, (c) to resolve disputes, controversies or claims arising out of or relating to assignment of the Assumed Contracts, and (d) to enforce, interpret and implement the provisions of this Order.
  17. Mix Entertainment has waived any objection or exception to the sale process or the sale hearing in the Court.
18. The Allocation Statement (as defined in the Mix Entertainment APA) to be provided to the Debtor under Section 5.2(b) of the Mix Entertainment APA shall not affect (a) the ultimate distribution of the Consideration under any Chapter 11 plan of reorganization, including any plan of liquidation, (b) the value or amount of any party’s secured claim under 11 U.S.C. §506(a), or (c) otherwise be determinative in any way of the interest of the holder of any claim in property of the Debtor’s estate.
19. Mix Entertainment and its affiliates, successors and assigns and all entities acting on their behalf are hereby granted relief from the automatic stay of 11 U.S.C. § 362(a) to the extent that the automatic stay might otherwise have prohibited such entity from taking any action that would be necessary or appropriate to consummate or implement the transactions contemplated by the Mix Entertainment APA or this Order.

20. This Order shall be immediately effective upon its entry and the ten (10) day stay of effectiveness of an order provided for in Rule 6004(g) of the Federal Rules of Bankruptcy Procedure is hereby waived.
21. Notwithstanding the terms of any other paragraph of this Order, Mix Entertainment shall not be obligated to consummate the purchase of the Purchased Assets unless the conditions set forth in Section 10 of the Mix Entertainment APA, including without limitation Sections 10.10 and 10.11 thereof, are satisfied or waived; provided, however, that the terms regarding the lease with and obligations to Two Bills, LLC (as those terms are set forth in Section 10.10 of the Mix Entertainment APA and herein below) and regarding the Hollywood Way Property (as defined in the Mix Entertainment APA, as those terms are set forth in Section 10.11 of the Mix Entertainment APA and herein below), while remaining conditions to Closing in favor of Mix Entertainment, cannot be altered or substituted, nor waived by Mix Entertainment, absent the consent of the Debtor, the Committee and Secured Creditors.
(a) Mix Entertainment and Two Bills, LLC each acknowledges that a new lease, conditioned upon the Closing, has been agreed to, which fulfills the relevant requirements of Section 10.10 of the Mix Entertainment APA, and Mix Entertainment and Two Bills, LLC each acknowledges and confirms that such new lease “rolls in” all arrearages and any other amounts asserted by Two Bills, LLC to be now outstanding from the Debtor to Two Bills, LLC. As a consequence, subject to the occurrence of the Closing, Two Bills, LLC shall have no claim in the Debtor’s case or against any Debtor assets or those of its estate.
(b) Mix Entertainment agrees that Section 10.11 of the Mix Entertainment APA has been modified to delete the words “not more than” and to replace them with “at least,” and to delete the words “or determines not to.”
22. Notwithstanding anything to the contrary that may appear in paragraph 21 of this Order or in Section 10.11 of the Mix Entertainment APA, until such time as the bid for the sale of the Hollywood Way Property is approved by the Bankruptcy Court in the Jan & Johnny Bankruptcy Case, the bid for the sale of the Hollywood Way Property is not allowed or accepted and nothing stated in this case shall prejudice any rights of a party in interest in the Jan & Johnny Bankruptcy Case including, but not limited to, to overbid or to object to the sale of the Hollywood Way Property or the Mix Entertainment bid.

23. Upon and subject to the occurrence of the Closing (including subject to the other paragraphs of this Order), the Debtor shall pay the Break-up Fee to Point.360 in good funds by wire transfer or bank check. The Break-up Fee shall be paid to Point.360 free and clear of any and all claims, liens and encumbrances. Upon and subject to the occurrence of the Closing (including subject to the other paragraphs of this Order), and notwithstanding any terms which may be to the contrary in the Mix Entertainment APA, all monies owed to Tudor Management Group (“Tudor”) under the terms of that certain agreement dated July 2, 2008 between Tudor and the Debtor (the “Tudor Agreement”) shall be paid on the Closing directly to Tudor, and the Order Approving Application to Employ Tudor Management Group dated August 1, 2008 and the Tudor Agreement are hereby reaffirmed.
24. With respect to any and all consents of Secured Creditors required herein (written or otherwise), Secured Creditors shall be deemed to have consented upon 2 business days electronic notice to Secured Creditors’ counsel without objection.
IT IS SO ORDERED.

Dated:
VINCENT P. ZURZOLO
UNITED STATES BANKRUPTCY JUDGE

DECLARATION OF SERVICE AND APPROVAL AS TO FORM

I, Lewis R. Landau, the undersigned, do declare:

1. I am a citizen of the United States, over the age of eighteen (18) years and not a party to the within action.

2. On the 17th day of November, 2008, I served the following document: ORDER AUTHORIZING SALE OF SUBSTANTIALLY ALL OF DEBTOR’S ASSETS TO MIX ENTERTAINMENT HOLDINGS, LLC FREE AND CLEAR OF LIENS, CLAIMS AND INTERESTS; AND ASSUMPTION AND ASSIGNMENT TO MIX ENTERTAINMENT HOLDINGS, LLC OF CERTAIN EXECUTORY CONTRACTS on the interested parties in this matter in the following manner:

3. Service by Email. I declare that I served a true copy of the within document by email transmission of a PDF file to the indicated email address:

Dare Law	dare.law@usdoj.gov
Marc J Winthrop	pj@winthropcouchot.com
Joseph Moldovan	jmoldovan@morrisoncohen.com
William Hawkins	whawkins@loeb.com
David Eldan	DEldan@pmcos.com
Sandford Frey	sfrey@cmkllp.com
Sharon Weiss	SWeiss@richardsonpatel.com
Joseph Caseras	jec@locs.com
James Bastian	JBastian@shbllp.com
Jeffrey Kreiger	jkrieger@ggfirm.com
Lee A. Dresie	LDresie@greenbergglusker.com
David Wolff	DWolff@mascot.net
Michael Rosenblum	msr61@msn.com
Adam Reich	AReich@GreystonePE.com
Andrew Alper	aalper@frandzel.com
Kenneth Russak	krussak@frandzel.com

4. Status of Approval as to Form. The form of order attached hereto was approved by the following attorneys: (1) Jeffrey Kreiger for Mix; (2) William Hawkins for the Committee; (3) David Eldan for PWB; (4) Marc Winthrop for Crescent International; (5) James Bastian for Point.360 and (6) Tudor Management Group. All parties appearing at the November 13, 2008 proceedings were served with the proposed order on November 14, 2008 and received continuous updates as comments were received. I advised all parties that the final order would be uploaded at 9:00 p.m. on November 17, 2008 and no objections thereto were received.

I declare under penalty of perjury that the foregoing is true and correct. EXECUTED THIS 17TH DAY OF NOVEMBER, 2008, AT LOS ANGELES, CALIFORNIA.

/s/ Lewis R. Landau
Lewis R. Landau

SERVICE LIST FOR ENTERED ORDER

SERVED ELECTRONICALLY

Andrew K Alper aalper@frandzel.com, efiling@frandzel.com;ekidder@frandzel.com
James C Bastian jbastian@shbllp.com
J Scott Bovitz bovitz@bovitz-spitzer.com
Joseph Caceres jec@locs.com
Dan E Chambers dchambers@rutan.com
Jeffrey W Dulberg jdulberg@pszjlaw.com
David K Eldan malvarado@pmcos.com
David Gould dgould@davidgouldlaw.com
Ofer M Grossman ogrossman@glassgoldberg.com
Garrick A Hollander jmartinez@winthropcouchot.com
Ivan L Kallick ikallick@manatt.com, ihernandez@manatt.com
Stuart I Koenig Skoenig@cmkllp.com
Lewis R Landau lew@landaunet.com
Dare Law dare.law@usdoj.gov
Gilbert Mikalian gmikalian@richardsonpatel.com
Elissa Miller emiller@sulmeyerlaw.com, emiller@sulmeyerlaw.com
Lisa M Moore lisa.moore2@nationalcity.com
Randall P Mroczynski randym@cookseylaw.com
David M Poitras dpoitras@jmbm.com
Kurt Ramlo kramlo@skadden.com
Allan D Sarver ADSarver@aol.com
Scott A Schiff sas@soukup-schiff.com
Adam M Starr starra@gtlaw.com
Derrick Talerico dtalerico@loeb.com, kpresson@loeb.com;ljurich@loeb.com
United States Trustee (LA) ustpregion16.la.ecf@usdoj.gov
Susan L Vaage svaage@grahamvaagelaw.com
Gilbert B Weisman notices@becket-lee.com
Sharon Z Weiss sweiss@richardsonpatel.com
Marc J Winthrop pj@winthropcouchot.com
SERVED BY U.S. MAIL None.